Exhibit 99.2

Board of Directors Approves 15% Increase to Quarterly Dividend to $0.23 Per Share and
New Share Repurchase Authorization of $1.5 Billion

FALLS CHURCH, Va., May 8 - CSC (NYSE: CSC) today announced that subsequent to the fourth quarter of 2014, the Company’s Board of Directors declared a regular quarterly dividend of $0.23 per share on the Company's Common Stock, representing a 15% increase from the prior quarterly dividend of $0.20. The dividend will be paid on July 9, 2014 to stockholders of record at the close of business on June 12, 2014.

CSC’s Board of Directors also authorized a $1.5 billion share repurchase program. The Company expects to initiate repurchases of its common stock in the open market or through privately negotiated transactions. The amount and timing of any purchases under the program will depend upon a number of factors, including the price and availability of the Company’s shares, trading volume, and general market conditions. Purchases under the repurchase program will comply with all applicable laws, rules and regulations, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended. In addition, as part of the share repurchase program, the Company also intends to repurchase shares pursuant to a Rule 10b5-1 plan. The authorization does not obligate the Company to repurchase any particular amount of common stock and it may be suspended or discontinued at any time.

About CSC

CSC is a global leader in providing technology-enabled business solutions and services. Headquartered in Falls Church, Va., CSC has approximately 79,000 employees and reported revenue of $13.0 billion for the 12 months ended March 28, 2014. For more information, visit the company's website at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended March 29, 2013 and any updating information in subsequent SEC filings. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise, except as required by law.